Exhibit 99.2

TRANSACTIONS

The following table sets forth all transactions in respect of the Common Stock effected in the last sixty days on behalf of Fivespan Partners Fund, Ltd over which the Reporting Persons have investment discretion. All such transactions were purchases or sales of Common Stock effected in the open market, and the price per share excludes commissions. Where a price range is provided in the column “Price Range ($)”, the price reported in the column titled “Price per share ($)” is a weighted average price. These shares of Common Stock were sold or purchased in multiple transactions between the price range indicated in the column titled “Price Range ($)”. The Reporting Persons will undertake to provide to the Staff of the SEC, upon request, full information regarding the number of shares of Common Stock sold or purchased at each separate price.

	Trade Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price per share ($)[1]	Price Range ($)
1.	1/16/26	Fivespan Partners Fund, Ltd.	Buy	84,108	51.42
2.	1/29/26	Fivespan Partners Fund, Ltd.	Buy	347,923	47.95	46.29 – 49.98
3.	2/3/26	Fivespan Partners Fund, Ltd.	Buy	65,663	43.65
4.	2/4/26	Fivespan Partners Fund, Ltd.	Buy	234,337	44.17	43.65 – 44.88
5.	2/6/26	Fivespan Partners Fund, Ltd.	Buy	20,325	41.96
6.	2/9/26	Fivespan Partners Fund, Ltd.	Buy	1,780	42.74
7.	2/11/26	Fivespan Partners Fund, Ltd.	Buy	177,895	42.37	42.23 – 42.51
8.	2/17/26	Fivespan Partners Fund, Ltd.	Buy	100,000	37.39	37.31 – 37.45
9.	2/18/26	Fivespan Partners Fund, Ltd.	Buy	17,635	36.99
10.	2/19/26	Fivespan Partners Fund, Ltd.	Buy	82,365	36.95	36.91 – 37.00
11.	2/24/26	Fivespan Partners Fund, Ltd.	Buy	150,000	32.78	32.59 – 32.96
12.	2/25/26	Fivespan Partners Fund, Ltd.	Buy	14,976	31.96
13.	2/27/26	Fivespan Partners Fund, Ltd.	Buy	277,712	34.40	33.97 – 35.20
14.	3/2/26	Fivespan Partners Fund, Ltd.	Buy	164,955	35.22	34.92 – 35.57
15.	3/3/26	Fivespan Partners Fund, Ltd.	Buy	5,794	35.94	35.91 – 35.98
16.	3/4/26	Fivespan Partners Fund, Ltd.	Buy	9,107	36.31	35.99 – 36.62
17.	3/6/26	Fivespan Partners Fund, Ltd.	Buy	2,100	36.75
18.	3/9/26	Fivespan Partners Fund, Ltd.	Buy	68,322	36.68	36.63 – 36.74
19.	3/10/26	Fivespan Partners Fund, Ltd.	Buy	22,010	36.56	36.42 – 36.71
20.	3/11/26	Fivespan Partners Fund, Ltd.	Buy	50,000	36.64

[1]	Prices are rounded to the nearest cent.